FIRST AMENDMENT

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is made as of April 26, 2010 (and is effective for all purposes as of March 31, 2010), by and among INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation ("IAAC") and INTL COMMODITIES, INC., a Delaware corporation (together with IAAC, the "Borrowers") and BANK OF AMERICA, N.A., a national banking association (the "Lender").

Recitals

Pursuant to that certain Second Amended and Restated Credit Agreement dated as of December 17, 2009, between the Lender and the Borrowers (as the same may from time to time be amended, restated, supplemented, or otherwise modified, the "Credit Agreement"), the Lender established a revolving credit facility pursuant to which the Lender agreed to make advances to the Borrowers from time to time in an aggregate principal amount not to exceed Thirty Five Million Dollars ($35,000,000).

The Borrowers have asked the Lender to amend the Credit Agreement in certain respects. The Lender has agreed to do so, provided the parties hereto execute and deliver this Amendment.

Agreement

NOW THEREFORE, in consideration of the premises and in order to induce the Lender to amend the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Terms Defined. Unless otherwise defined or stated in this Amendment, each capitalized term used in this Amendment has the meaning given to such term in the Credit Agreement (as amended by this Amendment).

2. Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof, hereby amended as follows:

The definitions set forth in Section 1.1. of the Credit Agreement are hereby supplemented to include the following additional definition, in alphabetical order:

"Domestic Entities" shall mean, collectively, the Borrower and all of its Subsidiaries domiciled in the United States of America.

"Interest Coverage Ratio" means the ratio of EBITDA to interest expense, as the latter is disclosed under GAAP.

"Minimum Unrestricted Liquidity" shall mean the sum of (a) (i) cash and equivalents (excluding segregated funds), (ii) deposits and receivables due from broker-dealers, clearing organizations and counterparties, (iii) income tax receivables, (iv) financial instruments owned (at fair market value) and (v) physical commodities inventory (at lower of cost or market value) minus (b) the sum of (i) accounts payable and accrued liabilities, (ii) payables due broker dealers, clearing organizations and counterparties, (iii) income tax payable, (iv) financial instruments sold not yet purchased (at fair market value), (v) net level three assets (as defined by FASB Statement 157), (vi) physical commodities in process and (vii) the outstanding principal amount of all indebtedness plus (c) the cumulative after tax marked-to-market adjustment as disclosed under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in IAAC's applicable Form 10-Q or 10-K filings with the United States Securities and Exchange Commission.

Section 5.2 of the Credit Agreement shall be replaced in its entirety by the following new Section 5.2:

5.2 Interest Coverage Ratio. IAAC shall maintain (on a consolidated basis with all of its Subsidiaries, including the Guarantee-exempt Subsidiaries) an Interest Coverage Ratio of at least 1.75 to 1.0, except to the extent that the Lender waives such covenant in writing as a result of a particular non-recurring item. This ratio will be calculated on a trailing twelve-month basis.

Section 5.3 of the Credit Agreement shall be replaced in its entirety by the following new Section 5.3:

5.3 Minimum Unrestricted Liquidity. IAAC shall maintain (on a consolidated basis with all of its Subsidiaries, including the Guarantee-exempt Subsidiaries) Minimum Unrestricted Liquidity of not less than Fifty Million Dollars ($50,000,000) at all times.

Section 5.4 of the Credit Agreement shall be replaced in its entirety by the following new Section 5.4:

5.4 Minimum Net Worth Attributable to Domestic Entities Only. IAAC shall maintain consolidated Net Worth, attributable to the Domestic Entities only, of not less than One Hundred Fifty-Two Million Dollars ($152,000,000) provided, however, that such figure shall permanently increase (on a dollar-for-dollar basis) upon any increase in Net Worth by virtue of paid-in capital or IAAC's conversion of any of IAAC's convertible debt into equity, plus an amount equal to fifty percent (50%) of each quarterly increase in positive net income plus fifty percent (50%) of the proceeds of any equity issuance by IAAC. For the avoidance of doubt, this covenant shall be calculated by subtracting Net Worth attributable to the non-Domestic Entities from consolidated Net Worth attributable to the Domestic Entities and the non-Domestic Entities.

3. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent, all of which conditions precedent must be satisfied on or before the date of this Amendment:

(a) The Lender shall have received this Amendment executed by the parties hereto and all outstanding attorneys' fees shall have been paid to the Lender's attorneys, Ober, Kaler, Grimes & Shriver; and

(b) No Default or Event of Default shall have occurred and be continuing.

4. Representations and Warranties. In order to induce the Lender to enter into this Amendment, the Borrowers hereby represent and warrant to the Lender that as of the date hereof:

(a) no Default of Event or Default exists under the provisions of the Financing Documents;

(b) all of the representations and warranties of the Borrowers as set forth in the Financing Documents are true and correct on the date hereof as if the same were made on the date hereof;

(c) no material adverse change has occurred in the business, financial condition, prospects or operations of the Borrowers since the date of the most recent financial statements of the Borrowers furnished to the Lender in accordance with the provisions of the Financing Documents; and

(d) this Amendment constitutes the legal, valid and binding obligation of the Borrowers, enforceable in accordance with its terms, and

5. Ratification and Confirmation. The Borrowers hereby ratify and confirm all of their obligations, liabilities and indebtedness under the provisions of the Note, the Credit Agreement, and the other Financing Documents, as the same may be amended and modified by this Amendment. The Borrowers agree that all of the provisions of the Note, the Credit Agreement, and the other Financing Documents shall remain and continue in full force and effect as the same may be modified and amended by this Amendment. In the event of any conflict between the provisions of this Amendment and the provisions of the Financing Documents, the provisions of this Amendment shall control.

6. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Lender, the Borrowers, and their respective successors and assigns.

BORROWERS:

WITNESS: INTERNATIONAL ASSETS

HOLDING CORPORATION

By:/s/ Sean O'Connor (SEAL)

Printed Name: Sean O'Connor

Title: Chief Executive Officer

WITNESS: INTERNATIONAL ASSETS

HOLDING CORPORATION

By:/s/ Scott Branch (SEAL)

Printed Name: Scott Branch

Title: Chief Operating Officer

WITNESS: INTL COMMODITIES, INC.

By:/s/ Sean O'Connor (SEAL)

Printed Name: Sean O'Connor

Title: Chief Executive Officer

LENDER:

BANK OF AMERICA, N.A.,

A national banking association

By:/s/ Michael D. Brannan (SEAL)

Michael D. Brannan

Senior Vice President